Exhibit (a)(5)(D)

Imerys Snapshot Presentation

Dan Moncino Executive Committee member President—Filtration & Performance Additives Business Group

Disclaimer

Additional Information and Where to Find It

The tender offer described in this presentation has not yet commenced and this presentation is neither a recommendation or an offer to purchase nor a solicitation of an offer to sell shares of Amcol. This presentation is not a substitute for the tender offer materials that Imerys and its wholly-owned acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the "SEC") upon commencement of the tender offer. At the time the tender offer is commenced Imerys and its wholly-owned acquisition subsidiary will file a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the SEC, and Amcol will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC. Imerys and Amcol intend to mail these documents to the stockholders of Amcol. ***These tender offer materials, as they may be amended from time to time, will contain important information about the tender offer and stockholders of Amcol and other investors are urged to read them carefully and in their entirety when they become available prior to making any decisions with respect to the tender offer.*** *Stockholders of Amcol will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov. The Solicitation/Recommendation Statement and the other documents filed by Amcol with the SEC will be made available to all stockholders of Amcol free of charge at www.amcol.com.*

More comprehensive information about Imerys may be obtained on its website (www.imerys.com), under Regulated Information, including its Registration Document filed under No. D.13-0195 on March 21, 2013 with the Autorité des marchés financiers. Imerys draws the attention of investors to the "Risk factors" set forth in section 4 of the Registration Document.

Forward-Looking Statements

This presentation contains forward-looking statements regarding, among other things, the proposed acquisition by Imerys of Amcol and the expected timing, certainty and benefits of the transaction. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "intend," "guidance" or similar expressions are forward-looking statements. Because these statements reflect Imerys' current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect the proposed acquisition of Amcol and could cause actual results to differ materially from those expressed in forward-looking statements contained in this presentation. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Imerys' business and/or Amcol's business will be adversely impacted during the pendency of the acquisition; and other risks and uncertainties. Imerys assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, other than as required by law.

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IMERYS

Imerys is the world leader of mineral-based specialty products

1	PROCESS MINERALS INTO SPECIALITY MINERALS…

Mineral Functional component additive

Finished Process product enabler

4	… ALL OVER THE GLOBE. 2 … IN THOUSANDS OF APPLICATIONS …
3	… FOR DIVERSIFIED END-MARKETS …

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Presence in 50 countries with close to 250 industrial facilities

Energy Solutions & Specialites Carbonates Monolithic Refractories Graphite & Carbon Oilfied Solutions

Filtration & Performance Additives Performance & Filtration Minerals Kaolins

Ceramic Materials Minerals for Ceramics Building Materials

High Resistance Minerals Fused Minerals Refractory Minerals

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Imerys in the USA

2,415 employees in the US (15% of Imerys)

$US 1.03MM sales (21%)

25 plants

18 Mines

Imerys Site or Mine

Employees by Region in 2013 Employees by countries Africa 2735

2415

4%

1416

Asia Pacific: 22% 1255

1077

17% 15% 638 620 557

9%

8% 7%

4% 4% 4%

Europe: 47% South America: 9% French: 17%

North America: 18% US: 15%

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Boosting innovation to play a major role in expansion plan

- In 2013, approx. **330 M€** of sales generated from products not in our portfolio 5 years ago (**+ 32%** vs. 2012)

2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Antiblocks Carbon for Li-Ion	Graphite for Fuel Cells Silicone rubber fillers	Latex gloves carbonate fillers	Carbonate for Wood fibers composite New alumina abrasive: Alodur Rod	Astrafil K, new filler for fiber replacement (Canada) Carbonate for non woven	Natural DE for Laminate Cristal silica controlled Diatomite Barrisurf	Carbon for conductive plastics Nano dimension minerals for UV coating	Cynergy, a chilled proof filter aid Low temperature porcelaine body	Honey comb structure for solar receiver Second Generation agglomerated abrasives	New spray castable, quick dry , monolithic refractory Argical Pro A crop protection natural product












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IMERYS

Strong track record of acquisitions with major deals in the US

More than €2 Bn of investments and 76 acquisitions over 13 years „ 3 major deals in the US

World Minerals (US): PyraMax Ceramics diversification into filtration €463m Talc (held by Rio Tinto): (US): new ceramic market major complement to €396m proppant plant to speed white pigment portfolio up development in this fast-growing

€230m €232m €202m €138m €94m €44m €49m €47m €59m €49m €35m €8m

2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

Lafarge Refractories: ACE: investment into Indoporlen diversification into monolithic monolithic refractories in (Indonesia): national Itatex: expansion of refractories business India AstronChina: leader in refractory product offering for diversification products Treibacher Schleifmittel: polymers, paints and into fused Tokai Ceramics diversification into abrasives rubber markets zirconia (Japan): local market Goonvean : high business producer of purity kaolin for monolithic ceramics and refractories performance products

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Specialty products and services

Products specified and engineered , Important service dimension

Strong commercial positions

#1 or #2 on most markets

Unique process know-how

Mechanical, thermal treatment, Formulation of proprietary recipes

Decentralized organization & empowered management

Safety culture

3.09

2.46 1.69 2013

1.51 LTA=1,31

2009 2010 2011 2012

*	Number of lost time accidents x 1,000 ,000 / number of work hours

Combined accident frequency rate* (employees/subcontractors )

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Amcoland Imerys, a perfect fit

Many business similarities

Ownership of long-term, high quality mineral reserves

Technology, industrial expertise

Broad range of industrial customers with manufactured specialty products

Customer-focused, service-driven

Proven innovation capabilities

Decentralized organization

To grow up together

Combination of world leading positions in many sectors

Common end-markets

But addressing new needs

Story to be completed together

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We are Imerys

International

Industrial

Open-minded

Action-orientated

Forward thinking

Team players

Accountable

Empowered

Value added

Compliance with laws and regulations

Business conduct and ethics with the communities

Business conduct and ethics with our employees

Business conduct and ethics shareholders

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Thank youfor your attention